Exhibit 5.1

TECHNOLOGY ACQUISITION GROUP
9355 Vervain St., San Diego, CA 92129 Telephone 858.780.0187 www.techacq.com

November 7, 2008

Tom Fischer
Vice Chairman of the Board
Chair of the Nominating Committee
 Cryoport, Inc.
20382 Barents Sea Circle
Lake Forest, CA 92630

Dear Tom:

I resign my position on the Board of Directors for Cryoport, Inc.

It has been a pleasure to serve with so many fine individuals.

Good luck to you and to Cryoport in all that you do for the future.

Best Regards,

Stephen L. Scott

Strategic Development - Merger & Acquisition Management
Capital Structure & Development - Corporate Restructure
for Life Sciences, Pharmaceutical, Electronics, Software, Internet, Health Care,
Entertainment, Communications, Vision, and Computer Businesses